Exhibit (1)(a)(3)
This is an advertisement and not a prospectus, and it does not constitute an offer to sell or buy or a solicitation of an offer to sell or buy any securities. Investors should not make an investment decision with respect to the securities referred to in this advertisement except on the basis of the documentation, including the U.S. Offering Document/Prospectus, the Dutch Offering Memorandum and the U.K. Prospectus (each as defined below), published yesterday in connection with the Offer described below. The Offer is not being made to holders of securities in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Ordinary Share and ADS Offer (as defined below) to be made by a licensed broker or dealer, the Ordinary Share and ADS Offer shall be deemed to be made on behalf of Barclays by Deutsche Bank Securities, Inc., the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Notice of Offer to Exchange

Each Ordinary Share	Each American Depositary Share	Each Depositary Receipt Issued for Convertible Financing Preference Shares	Each Formerly Convertible Preference Share
of
for

2.13 Ordinary Shares and €13.15 in cash	0.5325 American Depositary Shares and €13.15 in cash (paid in U.S. dollars)	€0.59 in cash or, subject to the passing of shareholder resolutions at the Barclays Shareholders Meetings, 0.59 Preference Shares	€27.65 in cash
of
     Barclays PLC, a public limited company organized under the laws of England (“Barclays”), is offering to exchange (1) 2.13 Barclays ordinary shares (“Barclays ordinary shares”) and €13.15 in cash, for each ordinary share of ABN AMRO Holding N.V., a public limited liability company organized under the laws of the Netherlands (“ABN AMRO”, and the ordinary shares, “ABN AMRO ordinary shares”); (2) 0.5325 Barclays American Depositary Shares, each representing four Barclays ordinary shares (“Barclays ADSs”), and the U.S. dollar equivalent of €13.15 in cash for each ABN AMRO American Depositary Share, each representing one ABN AMRO ordinary share (“ABN AMRO ADSs”); (3) €0.59 in cash or, subject to the passing of the shareholder resolutions at the upcoming Barclays shareholders meetings, 0.59 preference shares of Barclays (“Barclays Preference Shares”) for each depositary receipt issued for convertible financing preference share, nominal value €0.56 per share, of ABN AMRO (“ABN AMRO DR Preference Shares”); and (4) €27.65 in cash for each formerly convertible preference share, nominal value €2.24 per share, of ABN AMRO (“ABN AMRO Formerly Convertible Preference Shares”). We refer to the offer for ABN AMRO ordinary shares and ABN AMRO ADSs as the “Ordinary Share and ADS Offer”; the offer for ABN AMRO DR

Preference Shares as the “DR Preference Share Offer”; the offer for ABN AMRO Formerly Convertible Preference Shares as the “Formerly Convertible Preference Share Offer”; and the offers together as the “Offer”.
     The Ordinary Share and ADS Offer is being made upon the terms and subject to the conditions set forth in the U.S. offer document/prospectus, dated August 6, 2007 and contained in Barclays Registration Statement on Form F-4 (the “U.S. Offer Document/Prospectus”) and the related ordinary share deeds of transfer and the ADS letter of transmittal, as each may be amended or supplemented from time to time. The DR Preference Share Offer is being made upon the terms and subject to the conditions set forth in the Dutch offering memorandum, dated August 6, 2007 (the “Dutch Offering Memorandum”) and the U.K. prospectus, dated August 6, 2007 (the “U.K. Prospectus”), as each may be amended or supplemented from time to time. The Formerly Convertible Preference Share Offer is being made upon the terms and subject to the conditions set forth in the Dutch Offering Memorandum, as it may be amended or supplemented from time to time.
     Following completion of the Offer, it is expected that, subject to applicable law, Barclays will take steps in order to cause ABN AMRO to become a direct or indirect wholly-owned subsidiary of Barclays.
     The Offer will commence at 3:00 a.m. New York City time (9:00 a.m. Amsterdam time), on August 7, 2007, and expire at 9:00 a.m. New York City time (3:00 p.m. Amsterdam time), on October 4, 2007, unless the Offer is extended or terminated prior to that time.
     The Offer is being made pursuant to the merger protocol that Barclays entered into on April 23, 2007 with ABN AMRO, as amended on July 23, 2007, July 30, 2007 and, by letter agreement, on August 3, 2007, providing for a combination of their businesses. The proposed combination of ABN AMRO and Barclays will create one of the world’s leading universal banks. Barclays will be the holding company of the combined group.
     The Offer is subject to various conditions. All conditions to the completion of the Offer must be satisfied or waived prior to the acceptance for exchange of ABN AMRO ordinary shares, ABN AMRO ADSs, ABN AMRO DR Preference Shares or ABN AMRO Formerly Convertible Preference Shares pursuant to the Offer.
*        *        *
     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of U.S. Offer Document/Prospectus (for holders of ABN AMRO ordinary shares or ABN AMRO ADSs only), the ordinary share deeds of transfer (for registered holders of ABN AMRO ordinary shares only), the ADS letter of transmittal (for registered holders of ABN AMRO ADSs only), the Dutch Offering Memorandum (for holders of ABN AMRO DR Preference Shares or ABN AMRO Formerly Convertible Preference Shares only), the U.K. Prospectus (for holders of ABN AMRO DR Preference Shares only) and all other tender offer materials may be directed to the Information Agent and will be furnished promptly at Barclays expense.

The Information Agent for the Offer is:
17 State Street, 10th floor
New York, NY 10004
Banks and Brokers Call:
(212) 440-9800
All Others Call Toll Free:
(888) 605 7547
The Dealer Manager for the Offer is:
Deutsche Bank Securities
60 Wall Street
New York, NY 10005
(877) 221-7676
August 7, 2007
SEC Filings and Important Information
Ordinary Share and ADS Offer
In connection with the proposed business combination transaction between ABN AMRO and Barclays, Barclays has filed with the U.S. Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-4 (“Form F-4”), which includes the U.S. Offer Document/Prospectus. Barclays has also filed with the SEC a Statement on Schedule TO and other relevant materials. In addition, ABN AMRO is expected to file with the SEC a Recommendation Statement on Schedule 14D-9 and other relevant materials. Barclays intends to mail the U.S. Offer Document/Prospectus to all ABN AMRO ordinary shareholders located in the United States and Canada and to all ABN AMRO ADS holders located in any jurisdiction in which the Ordinary Share and ADS Offer is being made.
INVESTORS ARE URGED TO READ THE U.S. OFFER DOCUMENT/PROSPECTUS AND ANY DOCUMENTS REGARDING THE POTENTIAL TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.
Investors can obtain the U.S. Offer Document/Prospectus and other documents that have been filed with the SEC by ABN AMRO and Barclays at the SEC’s website (www.sec.gov) and from ABN AMRO and Barclays without charge.
DR Preference Share Offer and Formerly Convertible Preference Share Offer
The Dutch Offering Memorandum and the U.K. Prospectus may not be used to make offers or sales to holders of ABN AMRO ordinary shares or ABN AMRO ADSs located in the United States or Canada. Offers and sales to holders of ABN AMRO ordinary shares or ABN AMRO ADSs located in the United States or Canada may be made only by means of the Offer Document/Prospectus contained in the Form F-4 filed by Barclays with the SEC and with Canadian securities regulators and as permitted by applicable law.

The DR Preference Share Offer and the Formerly Convertible Preference Share Offer are made for the securities of a foreign company. The DR Preference Share Offer and the Formerly Convertible Preference Share Offer are subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Dutch Offering Memorandum and the U.K. Prospectus, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies.
It may be difficult for holders of ABN AMRO DR Preference Shares or ABN AMRO Formerly Convertible Preference Shares to enforce your rights and any claim you may have arising under the federal securities laws, since Barclays is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that Barclays may purchase ABN AMRO DR Preference Shares and ABN AMRO Formerly Convertible Preference Shares otherwise than under the DR Preference Share Offer and the Formerly Convertible Preference Share Offer, such as in open market or privately negotiated purchases.